November 12, 2003

Global Industries, Ltd.

8000 Global Drive

Carlyss, Louisiana 70665

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as indicated in our reports dated May 7, 2003, August 7, 2003, and November 12, 2003, respectively, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 is incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Form S-8 and in Registration No. 333-86325 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New Orleans, Louisiana